Exhibit 99.1

NEWS RELEASE

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT USA

P 860.243.7100
www.kaman.com

KAMAN REPORTS 2012 THIRD QUARTER RESULTS

Third Quarter 2012 Highlights:
•Diluted GAAP earnings per share of $0.56 ($0.59 adjusted*)
•Consolidated net sales of $415 million
•Delivery of over 10,000 Joint Programmable Fuzes during the quarter
•Record quarterly Industrial Distribution sales of $263.3 million
•Completed the acquisitions of the assets of Florida Bearings and Zeller Corporation

BLOOMFIELD, Connecticut (October 31, 2012) - Kaman Corp. (NYSE:KAMN) today reported financial results for the third quarter ended September 28, 2012.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the three months ended
	September 28, 2012	September 30, 2011	$ Change
Net sales:
Industrial Distribution	$263,328	$239,132	$24,196
Aerospace	151,285	117,388	33,897
Net sales	$414,613	$356,520	$58,093

Operating income:
Industrial Distribution	$13,171	$12,252	$919
Aerospace	24,410	19,173	5,237
Net gain (loss) on sale of assets	(53)	(14)	(39)
Corporate expense	(12,419)	(10,092)	(2,327)
Operating income	$25,109	$21,319	$3,790

Diluted earnings per share	$0.56	$0.49	$0.07

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “During the third quarter we delivered solid performance in both of our businesses. Aerospace delivered 28.9% sales growth driven by deliveries of over 10,000 Joint Programmable Fuzes ("JPF") during the quarter, which offset lower sales volume on certain other programs. In Distribution, we achieved double digit sales growth and completed two strategic acquisitions that we believe will continue to propel growth in the future.

Industrial Distribution sales growth was 10.1%, driven by our recent acquisitions, while organic sales were flat during the quarter. We were able to achieve a 5.0% operating profit margin for the third quarter by focusing on cost control initiatives, despite flat organic sales and the September acquisition of the assets of Zeller Corporation, which was dilutive to the operating margin percentage for the period. In addition, we incurred higher costs from our investment in our new ERP system and acquisition due diligence and integrations.

Aerospace sales performance was led by the JPF program the strength of which offset lower deliveries on several other programs, most notably the BLACK HAWK and Unmanned K-MAX®. As expected, sales of our bearing product lines were solid despite being lower sequentially coming off an extremely strong Q2 performance. The 16.1% operating profit margin in Aerospace benefited from favorable JPF sales volume in the quarter, offset by a less profitable mix of bearing sales and a one time charge for a contract claim settlement.

We are monitoring business conditions, particularly defense spending issues in Aerospace and certain end market weakness within Distribution. Proactive expense reduction actions have been taken where appropriate and contingency plans have been developed in the event conditions warrant more aggressive actions. Overall, we are pleased with our performance in the quarter and believe we continue to make progress with our long term strategy."

Segment reports follow:

Industrial Distribution segment

Sales increased 10.1% in the third quarter of 2012 to a record $263.3 million compared to $239.1 million a year ago. Acquisitions contributed $24.4 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). On a sales per sales day* basis, sales increased 10.1% over last year's third quarter, with organic sales flat for the period. (See Table 3 for additional details regarding the Segment's sales per sales day performance.) This was primarily due to increases in primary metal and fabricated metals manufacturing, merchant wholesalers and durable goods, and paper manufacturing mostly offset by declines in the food and beverage industries.

Segment operating income for the third quarter of 2012 was $13.2 million compared to operating income of $12.3 million in the third quarter of 2011. The operating profit margin for the third quarter of 2012 was 5.0%. Operating profit dollars were higher year over year due to the contribution of operating income from our 2011 and 2012 acquisitions. This increase was partially offset by increased employee related costs, higher ERP implementation costs and acquisition integration expenses.

Aerospace segment

Sales were $151.3 million, an increase of $33.9 million from sales of $117.4 million in the third quarter of 2011. This increase was due to deliveries of over 10,000 JPF to the US Government. Additionally, strong performance from bearing product lines; increased deliveries under the A-10 re-wing program; higher volume of sales on our legacy fuze programs; higher sales on our helicopter aftermarket programs, including the Egypt SH-2G(E) upgrade program and K-MAX spares; and contributions from the acquisition of Vermont Composites contributed to the increased sales. The increases were partially offset by lower sales on several programs including the Unmanned K-MAX and BLACK HAWK cockpit production programs and lower engineering design work on certain commercial aircraft programs.

Operating income for the third quarter of 2012 was $24.4 million, compared to operating income of $19.2 million in the third quarter of 2011. The operating margin in this year's third quarter was 16.1% as compared to 16.3% in the prior year. The increase in operating income resulted from higher deliveries of JPF and higher gross profit resulting from increased sales volume on other legacy fuze programs. Also benefiting margin was the absence of legal fees related to FMU-143 litigation. These increases were offset by a less profitable mix of bearing products, the declines mentioned in the preceding paragraph and the write-off of $0.6 million related to the settlement of a claim for one of our legacy fuze programs.

Outlook

The Company's updated expectations for 2012 are as follows:

•	Industrial Distribution:

◦	Sales of $1,040 million to $1,055 million

◦	Operating margin of 5.1% to 5.3%

•	Aerospace:

◦	Sales of $585 million to $595 million

◦	Operating margin between 15.7% and 16.0%

•	Corporate expenses of approximately $49 million

•	Interest expense of approximately $11.5 million

•	Estimated tax rate of between 34.5% and 35.0%

•	Free cash flow* in the range of $25 million to $30 million.

Chief Financial Officer, William C. Denninger, commented, "While significantly stronger than last year our results for the quarter were slightly below expectations, and with additional push outs in Aerospace we are lowering our outlook for the full year. At Aerospace, the ability to increase our JPF deliveries has allowed us to offset some delivery push outs on other programs. This lower volume, although disappointing, has been driven by a shift in near term customer requirements. At Distribution, our strategy of focused growth through acquisition delivered double digit sales growth for the period, while weakness in certain end markets we serve resulted in flat organic sales. We believe organic sales trends will remain weak through the fourth quarter. Corporate expense was higher in the quarter as a result of $1.0 million of acquisition costs incurred and $0.6 million of severance costs. We are managing costs across the company in an effort to ensure we maintain our profit margin and are able to react to changing market conditions. Our free cash flow* generation in the quarter was strong at $34.0 million.”

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, November 1, 2012 at 8:30 AM EDT. Listeners may access the call live by telephone at (800) 884-5695 and from outside the U.S. at (617) 786-2960 (passcode: 54733525); or, over the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 2. Summary of Segment Information (in thousands)
	For the three months ended		For the nine months ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Net sales:
Industrial Distribution	$263,328	$239,132	$779,082	$717,309
Aerospace	151,285	117,388	429,733	402,120
Net sales	$414,613	$356,520	$1,208,815	$1,119,429

Operating income:
Industrial Distribution	$13,171	$12,252	$40,596	$37,002
Aerospace	24,410	19,173	66,469	62,952
Net gain (loss) on sale of assets	(53)	(14)	(21)	(50)
Corporate expense	(12,419)	(10,092)	(36,256)	(29,947)
Operating income	$25,109	$21,319	$70,788	$69,957

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP “Net sales from the Industrial Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release. Management believes organic sales per sales day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differ.

The following table illustrates the calculation of organic sales per sales day using “Net sales: Industrial Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on October 31, 2012. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period informations is adjusted to reflect acquisition sales for that period as organic sales when calculating organic sales per sales day.

Table 3. Industrial Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended
	September 28, 2012	September 30, 2011
Net sales: Industrial Distribution	$263,328	$239,132
Acquisition related sales	24,368	—
Organic sales	$238,960	$239,132
Sales days	63	63
Organic sales per sales day	$3,793	$3,796
% change	(0.1)%	7.2%

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows.

Table 4. Free Cash Flow (in thousands)
	For the nine months ended	For the six months ended	For the three months ended
	September 28, 2012	June 29, 2012	September 28, 2012
Net cash provided by (used in) operating activities	$38,077	$(4,501)	$42,578
Expenditures for property, plant & equipment	(19,565)	(10,967)	(8,598)
Free Cash Flow	$18,512	$(15,468)	$33,980

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity.” Management believes that debt to capitalization is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 5. Debt to Capitalization (in thousands)
	September 28, 2012	December 31, 2011
Notes payable	$628	$1,685
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	268,567	198,522
Debt	274,195	205,207
Total shareholders' equity	418,627	373,071
Capitalization	$692,822	$578,278
Debt to capitalization	39.6%	35.5%

Non-GAAP adjusted net earnings and Non-GAAP adjusted net earnings per common share diluted - Non-GAAP adjusted net earnings and Non-GAAP adjusted net earnings per common share diluted are defined as net earnings and diluted earnings per share, less items that are not indicative of the operating performance of the business for the period presented. These items are included in the reconciliation below. Management uses Non-GAAP adjusted net earnings and Non-GAAP adjusted net earnings per common share diluted to evaluate performance period over period, to analyze the underlying trends in our business and to assess its performance relative to its competitors. We believe that this information is useful for investors and financial institutions to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Non-GAAP adjusted net earnings and Non-GAAP adjusted net earnings per common share diluted using “Net earnings” and “Diluted earnings per share” from the “Condensed Consolidated Statement of Operations” from the Company's Form 10-Q filed with the Securities and Exchange Commission on October 31, 2012.

Table 6. Reconciliation of Non-GAAP Financial Information
(In thousands except share and per share amounts) (Unaudited)

	For the three months ended		For the nine months ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
NET EARNINGS:
GAAP net earnings as reported	14,982	12,965	40,864	41,184
Non-recurring benefit associated with the death of a former executive, net of tax	—	—	—	(1,900)
Severance related to Aerospace realignment, net of tax	361		361	—
Aerospace contract claim settlement, net of tax	381	—	381	—
Non-GAAP adjusted net earnings	15,724	12,965	41,606	39,284

GAAP earnings per common share - diluted	0.56	0.49	1.54	1.55
Non-recurring benefit associated with the death of a former executive, net of tax	—	—	—	(0.07)
Severance related to Aerospace realignment, net of tax	0.01	—	0.01	—
Aerospace contract claim settlement, net of tax	0.02	—	0.02	—
Non-GAAP adjusted net earnings per common share diluted	0.59	0.49	1.57	1.48

Diluted weighted average shares outstanding (in thousands)	26,623	26,561	26,540	26,530

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents from time to time issued by the Company and in oral statements from time to time made by our officers and representatives. These forward-looking statements are intended to provide management's current expectations or plans for the Company's future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.
Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration under the Budget Control Act of 2011); (iii) changes in geopolitical conditions in countries where the Company does or intends to do business; (iv) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the satisfactory conclusion to government inquiries or investigations regarding government programs, including the satisfactory resolution of the Wichita subpoena matter; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the successful resale of the SH-2G(I) aircraft, equipment and spare parts; (x) the receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; (xi) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xii) the accuracy of current cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; (xiii) the profitable integration of acquired businesses into the Company's operations; (xiv) changes in supplier sales or vendor incentive policies; (xv) the effects of price increases or decreases; (xvi) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; (xvii) future levels of indebtedness and capital expenditures; (xviii) the future availability of credit and the Company's ability or desire to maintain its current credit rating; (xix) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xx) the effects of currency exchange rates and foreign competition on future operations; (xxi) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxii) future repurchases and/or issuances of common stock; and (xxiii) such other risks and uncertainties as are discussed in Part II, Item 1A. "Risk Factors" of our Quarterly Reports on Form 10-Q for the quarters ended June 29 and September 28, 2012 and in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011.

All forward-looking statements made in this release are based solely on information that is currently available as of the date of this release, and the Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise.

###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Net sales	$414,613	$356,520	$1,208,815	$1,119,429
Cost of sales	299,309	254,868	872,114	806,628
Gross profit	115,304	101,652	336,701	312,801
Selling, general and administrative expenses	90,142	80,319	265,892	242,794
Net (gain)/loss on sale of assets	53	14	21	50
Operating income	25,109	21,319	70,788	69,957
Interest expense, net	2,924	2,733	8,634	8,624
Other (income) expense, net	(71)	(176)	(234)	(590)
Earnings before income taxes	22,256	18,762	62,388	61,923
Income tax expense	7,274	5,797	21,524	20,739
Net earnings	$14,982	$12,965	$40,864	$41,184

Net earnings per share:
Basic net earnings per share	$0.57	$0.49	$1.55	$1.57
Diluted net earnings per share	$0.56	$0.49	$1.54	$1.55
Average shares outstanding:
Basic	26,455	26,339	26,380	26,250
Diluted	26,623	26,561	26,540	26,530
Dividends declared per share	$0.16	$0.16	$0.48	$0.44

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(In thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Net earnings	$14,982	$12,965	$40,864	$41,184
Other comprehensive income, net of tax:
Foreign currency translation adjustments	2,961	(6,088)	3,487	(1,386)
Change in unrealized loss on derivative instruments, net of tax expense of $0 and $81, and $0 and $231, respectively	—	135	—	378
Pension plan adjustments, net of tax expense of $834 and $288, and $2,503 and $866, respectively	1,361	471	4,084	1,413
Comprehensive income	$19,304	$7,483	$48,435	$41,589

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 28, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$12,241	$14,985
Accounts receivable, net	210,488	190,081
Inventories	364,213	339,846
Deferred income taxes	25,872	25,018
Income tax refunds receivable	—	527
Other current assets	26,903	29,645
Total current assets	639,717	600,102
Property, plant and equipment, net of accumulated depreciation of $148,541 and $142,657, respectively	120,691	111,895
Goodwill	193,153	153,267
Other intangible assets, net	93,599	73,816
Deferred income taxes	34,987	38,434
Other assets	16,830	18,884
Total assets	$1,098,977	$996,398
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$628	$1,685
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	116,595	106,025
Accrued salaries and wages	39,261	35,766
Current portion of amount due to Commonwealth of Australia	6,657	6,487
Other accruals and payables	56,440	62,748
Income taxes payable	926	987
Total current liabilities	225,507	218,698
Long-term debt, excluding current portion	268,567	198,522
Deferred income taxes	6,387	6,827
Underfunded pension	127,198	135,829
Due to Commonwealth of Australia, excluding current portion	—	6,566
Other long-term liabilities	52,691	56,885
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 26,807,272 and 26,495,828 shares issued, respectively	26,807	26,496
Additional paid-in capital	119,715	109,584
Retained earnings	389,568	361,389
Accumulated other comprehensive income (loss)	(110,375)	(117,946)
Less 271,998 and 258,424 shares of common stock, respectively, held in treasury, at cost	(7,088)	(6,452)
Total shareholders’ equity	418,627	373,071
Total liabilities and shareholders’ equity	$1,098,977	$996,398

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Nine Months Ended
	September 28, 2012	September 30, 2011
Cash flows from operating activities:
Net earnings	$40,864	$41,184
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	20,440	16,562
Accretion of convertible notes discount	1,296	1,230
Change in allowance for doubtful accounts	(764)	98
Net (gain) loss on sale of assets	21	50
Change in amount Due to Commonwealth of Australia, net of gain (loss) on derivative instruments	(287)	(123)
Stock compensation expense	4,809	5,720
Excess tax (benefit) from share-based compensation arrangements	(720)	(742)
Deferred income taxes	(10)	4,634
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(5,289)	(18,342)
Inventories	(15,768)	(9,563)
Income tax refunds receivable	527	(2,420)
Other current assets	5,763	13,353
Accounts payable - trade	(529)	3,880
Accrued contract losses	(1,349)	(31)
Advances on contracts	(138)	453
Other accruals and payables	(10,345)	(22,176)
Income taxes payable	(73)	854
Pension liabilities	(1,843)	(14,708)
Other long-term liabilities	1,472	(4,416)
Net cash provided by (used in) operating activities	38,077	15,497
Cash flows from investing activities:
Proceeds from sale of assets	337	242
Expenditures for property, plant & equipment	(19,565)	(19,416)
Acquisition of businesses including earn out adjustments, net of cash received	(83,390)	(12,965)
Other, net	(407)	252
Cash provided by (used in) investing activities	(103,025)	(31,887)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	71,383	4,490
Debt repayment	(3,750)	(3,750)
Net change in book overdraft	1,707	9,239
Proceeds from exercise of employee stock awards	5,730	4,537
Purchase of treasury shares	(733)	(3,372)
Dividends paid	(12,637)	(10,998)
Debt issuance costs	(50)	(715)
Windfall tax benefit	720	742
Other	—	(636)
Cash provided by (used in) financing activities	62,370	(463)
Net increase (decrease) in cash and cash equivalents	(2,578)	(16,853)
Effect of exchange rate changes on cash and cash equivalents	(166)	(159)
Cash and cash equivalents at beginning of period	14,985	32,232
Cash and cash equivalents at end of period	$12,241	$15,220